CMA Muni-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/20/2001	$ 27,780	California Housing Finance Agency	5.00%	02/01/2026
05/21/2001	3,700	California Housing Finance Agency	5.00	02/01/2035
05/22/2001	4,000	California Housing Finance Agency	5.00	02/01/2026
06/28/2001	14,000	California Housing Finance Agency	5.00	02/01/2026
07/24/2001	15,300	California Housing Finance Agency	5.00	02/01/2026
09/24/2001	22,290	California Housing Finance Agency	5.00	02/01/2035
10/17/2001	9,500	California Housing Finance Agency	5.00	02/01/2026
10/18/2001	6,500	California Housing Finance Agency	5.00	02/01/2026
11/08/2001	13,300	California Housing Finance Agency	5.00	02/01/2026
11/20/2001	7,300	California Housing Finance Agency	5.00	02/01/2026
11/28/2001	8,500	California Housing Finance Agency	5.00	02/01/2035
11/28/2001	30,715	California Housing Finance Agency	5.00	02/01/2026
12/10/2001	10,700	Puerto Rico Commonwealth	2.95	12/01/2015
12/28/2001	15,100	California Housing Finance Agency	5.00	02/01/2026
12/28/2001	3,975	California Housing Finance Agency	5.00	02/01/2031
01/03/2002	21,200	California Housing Finance Agency	5.00	02/01/2026
01/10/2002	14,000	California Housing Finance Agency	5.00	02/01/2035
01/24/2002	5,000	California Housing Finance Agency	5.00	02/01/2035
02/07/2002	18,335	California Housing Finance Agency	5.00	02/01/2035
03/07/2002	14,000	California Housing Finance Agency	5.00	02/01/2026
03/20/2002	15,000	Los Angeles County	5.00	07/01/2018
03/20/2002	2,000	San Jose Santa Clara	5.00	11/15/2020

Last Updated on 05/29/2002
By Win95 User